Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Note: Names of subsidiaries are indented under name of its parent. Subsidiaries are wholly owned unless otherwise noted. (Directors’ or other shares required by statute in foreign jurisdictions and totaling less than 1% of equity are omitted.)

Vishay Measurements Group, Inc.	Delaware
Vishay Transducers Ltd.	Delaware
Vishay Precision Asia Investments Pte. Ltd	Singapore
Vishay Tedea-Huntleigh (Beijing) Electronics Co. Ltd	China
High Goals Investments Limited	British Virgin Islands
Vishay Precision Transducers Private Ltd.	India
Vishay Precision Holdings B.V.	Netherlands
Meadowgrip Limited	United Kingdom
Selectaid Ltd.	United Kingdom
Revere Transducers Europe, BV	Netherlands
SI Washington Lease Inc.	Washington
Vishay BLH Inc.	Delaware
Pharos de Costa Rica S.A.	Costa Rica
Vishay Transducers India Limited	India
Vishay Celtron (Tianjin) Technologies Co., Ltd.	China	(a)
Vishay Celtron Technologies, Inc.	Taiwan
Vishay Precision Foil, Inc.	Delaware
Vishay Precision Foil GmbH	Germany
Vishay Measurement Group GmbH	Germany
Powertron GmbH	Germany
Vishay Alpha Electronics K.K.	Japan

The following entities are indirect subsidiaries of Vishay Intertechnology, Inc., the Registrant’s parent, that will be contributed or transferred to the Registrant as part of the spin-off described in this Registration Statement on Form 10. Subsidiaries are indirectly wholly owned by Vishay Intertechnology, Inc. unless otherwise noted.

Tedea-Huntleigh B.V.	Netherlands
Tedea-Huntleigh International Ltd	Israel
T-H Technology Ltd	Israel
Vishay Measurements Group France, S.A.	France
SCI Vijafranc	France
T-H Industrial Properties Ltd	Israel
Tedea-Huntleigh, Inc.	California
Vishay PM Group Limited	United Kingdom
Vishay PM Onboard Limited	United Kingdom
Vishay PME France SARL	France
Vishay PM Belgium NV	Belgium	(b)
Vishay Waste Collection Systems NV	Belgium	(c)
PM Benelux	Netherlands
Vishay Waste Collection Systems BV	Netherlands	(d)
Vishay PM Onboard (Ireland) Limited	Ireland
Vishay MD Technik GmbH	Germany
Waste Collection Systems Ltd.	United Kingdom
Fleet Weighing Systems Ltd.	United Kingdom
PM Electronics Ltd.	United Kingdom
Vishay Advanced Technology, Ltd.	Israel
Measurements Group (U.K.) Ltd.	England & Wales
Tedea-Huntleigh Europe Ltd.	England & Wales
Vishay Nobel AB	Sweden
AB Givareteknik	Sweden
Vishay Nobel AS	Norway
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(a)	Registrant’s indirect ownership percentage in Celtron Tianjin is 100%; 89% is owned by its indirectly wholly owned subsidiary Vishay Transducers, Ltd. and 11% is owned by its indirectly wholly owned subsidiary High Goals Investments Limited.

(b)	Vishay Intertechnology’s indirect ownership percentage in Vishay PM Belgium NV is 100%; 50% is owned by its indirectly wholly owned subsidiary Vishay PM Group Limited and 50% is owned by its indirectly wholly owned subsidiary Vishay PM Onboard Limited.

(c)	Vishay Intertechnology’s indirect ownership percentage in Vishay Waste Collection Systems Belgium NV is 98%.

(d)	Vishay Intertechnology’s indirect ownership percentage in Vishay Waste Collection Systems BV is 90%.